Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated April 30, 2013 with respect to the consolidated financial statements and internal controls over financial reporting included in the Annual Report of Jinpan International Limited on Form 20-F for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Jinpan International Limited on Form F-3 (No. 333-140094, effective January 19, 2007) and Form S-8 (No. 333-140109, effective January 19, 2007).

/s/ Grant Thornton

Shanghai, The People’s Republic of China
April 30 , 2013